Exhibit 15.2

CONSENT OF AUTHOR

The Board of Directors of Bridgeport Ventures Inc.

Reference is made to the technical reports (the “Technical Reports”) entitled “Summary Report on the Rosario Copper-Gold Project, Region III, Atacama, Chile” (December 2009) and “Summary Report on the Nevada Gold Project Portfolio Comprising the Blackrock, Argentite, Bellview and Horsethief Gold Projects, USA” (November 2010) , each of which the undersigned has prepared for Bridgeport Ventures Inc.

I have reviewed and approved the summaries of and extracts from the Technical Reports prepared to be filed with the Annual Report on Form 20-F for the Fiscal Year Ended April 30, 2011 of Bridgeport Ventures, Inc. and confirm that the summaries and extracts fairly and accurately represent the information in the Technical Reports. I hereby consent to the written disclosure of my name, and reference to the Technical Reports in the public filing of the Annual Report on Form 20-F for the Fiscal Year Ended April 30, 2011 of Bridgeport Ventures Inc. with the U.S. Securities and Exchange Commission.

Dated: July 25, 2011

/s/ Matthew Gray
Matthew Gray, Ph.D., C.PG.